Exhibit 10.40

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Release (“Agreement”), effective as of ________________________, 2012, is entered into by and between BioDrain Medical, Inc., a Minnesota Corporation (“BioDrain”), and all persons and entities claiming by or through BioDrain, on the one hand, and Kevin Davidson (“Davidson”), and all persons and entities claiming by or through Davidson, on the other hand. BioDrain and Davidson collectively are referred herein as “Settling Parties” or, singularly, as “Settling Party,” as appropriate from the context.

Recitals

WHEREAS:

A. In or about April 2012, a dispute arose between the Settling Parties regarding what, if any, amount was owed by one Settling Party to the other arising from Davidson’s employment with BioDrain (the “Dispute”);

B. As part of the Dispute, Davidson alleges that he is entitled to reimbursement for back-wages and unused vacation time, and severance pay;

C. As part of the Dispute, BioDrain alleges that it is entitled to reimbursement of over-payment of wages to Davidson and the return of BioDrain property;

D. Settling Parties now wish to settle the Dispute and any other pending disputes, known or unknown, between them, without any admission or acknowledgment of liability by any Settling Party.

NOW, THEREFORE, the Settling Parties hereby agree as follows:

Terms, Covenants and Releases

1.          Consideration. In partial consideration for Davidson’s general release herein and Davidson’s agreements in Section 8 hereof relating to confidentiality, noncompetition and nonsolicitation, BioDrain shall, not later than seven (7) calendar days after the revocation periods have expired pursuant to Section 5 hereof:

1.1.          Issue and deliver to Davidson four (4) warrants (collectively, the “Warrant”), each substantially in the form attached hereto as Exhibit A to purchase 200,000 shares of BioDrain’s Common Stock (for a total of 800,000 shares of BioDrain’s Common Stock, in the aggregate), $0.01 par value per share (the “Common Stock”), at an initial exercise price of $0.10 per share of Common Stock. BioDrain shall deliver the Warrant to Davidson at the office of BioDrain on a date and at a time reasonably and mutually agreed upon by the Settling Parties (but not more than seven (7) calendar days after the revocation periods expired pursuant to Section 5 hereof) or at such other time and place as the Settling Parties may agree; and

1.2.          Transfer and convey all right, title and interest in and to the laptop computer currently owned by BioDrain, which was used by Davidson throughout his employment at BioDrain.

If, for any reason whatsoever, the Settling Parties have not met for the purpose of delivering the Warrant to Davidson within seven (7) calendar days after the revocation periods pursuant to Section 5 hereof have expired, BioDrain shall promptly, upon written request from Davidson or his counsel, mail the Warrant to Davidson at an address specified by Davidson, certified U.S. mail, return receipt requested.

2.          Investment Representation. Davisdon acknowledges that the Warrant is not being registered under the Securities Act of 1933, as amended (the “Act”), based, in part, on reliance that the issuance of the Warrant is exempt from registering under Section 4(2) of the Act as not involving any public offering. Davidson further acknowledges that BioDrain’s reliance on such exemption is predicated, in part, on the following representations made by Davidson to BioDrain:

2.1.          Davidson is aquiring the Warrant solely for his own account, for investment purposes only, and not with an intent to sell, or for resale in connection with any distribution of all or any portion of the Warrant within the meaning of the Act;

2.2.          Davidson (i) is experienced in evaluating and investing in companies such as BioDrain, (ii) has a preexisting business relationship with BioDrain, (iii) has reviewed (A) a copy of BioDrain’s Annual Report on Form 10-K for the year ended December 31, 2011 and (B) all other reports filed by BioDrain with the Securities and Exchange Commission under the Securities Exchange Act of 1934 and amended, since December 31, 2011 (the “Disclosure Package”) and (iv) has had an opportunity to ask questions of and receive answers from BioDrain concerning the terms of the purchase of the Warrant hereunder and has been given access to all books, records and other information of BioDrain which Davidson has desired to review and analyze in connection with Davidson’s acquisition of the Warrant hereunder necessary to verify the accuracy of the information contained in the Disclosure Package;

2.3.          Davidson (i) has no need for immediate liquidity in this investment, (ii) has the ability to bear the economic risk of this investment and (iii) can afford a complete loss of his investment;

2.4.          Davidson (i) understands that the Warrant, and the shares of the Common Stock for which the Warrant is exercisable, are characterized as “restricted securities” under the federal securities laws since such securities are being acquired from BioDrain in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Act only in certain limited circumstances and (ii) represents that he is familiar with Rule 144 promulgated under the Act, as presently in effect, and understands the resale limitations imposed thereby and by the Act; and

2.5.          At no time was any oral representation made to Davidson relating to the purchase of the Warrant by BioDrain or its representatives, or was Davidson presented with or solicited by any leaflet, public or promotional material, newspaper or magazine article, radio or television advertisement or any other form of general advertisement relating to the purchase of the Warrant.

3.          Limitations on Disposition.

3.1.          Transfers. Davidson agrees not to transfer the shares of Common Stock issuable upon Davidson’s exercise of the Warrant (the “Warrant Shares”), except in accordance with the express terms of this Section 3 and unless the proposed transferee (a) is not a direct or indirect competitor of BioDrain and (b) agrees with BioDrain in writing to be bound by the terms and conditions of Section 3 of this Agreement. Any attempted transfer in violation of this Section 3 shall be void and of no effect.

3.2.          Compliance with Securities Law. Without in any way limiting the representations set forth above, Davidson further agrees not to make any disposition of all or any portion of the Warrant Shares, except in compliance with applicable state securities laws and unless and until:

3.2.1.          there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

3.2.2.          such disposition is made in accordance with Rule 144 promulgated under the Act; or

3.2.3.          Davidson shall have (i) notified BioDrain of the proposed disposition, (ii) furnished BioDrain with a statement of the circumstances surrounding the proposed disposition and (iii) if requested by BioDrain, Davidson shall have furnished BioDrain with an opinion of counsel, acceptable to BioDrain, to the effect that such disposition will not require registration under the Act and will be in compliance with applicable state securities laws.

3.3.          Stock Certificate Legend. Davdison understands and acknowledges that each certificate evidencing the Warrant Shares (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend, merger or other form of reorganization or recapitalization) shall bear, in addition to any other legends which may be required by applicable state securities law, the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED UNLESS A REGISTRATION STATEMENT UNDER THE AC IS IN EFFECT AS TO SUCH SECURITIES, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR, IN THE OPINION OF COUNSEL, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS.

4.          Mutual General Releases. Effective after the revocation periods have expired pursuant to Section 5 hereof:

4.1.          Subject to Subsection 4.3 of this Section, BioDrain, Atlantic Partners Alliance LLC, SOK Partners LLC, Joshua Kornberg, and Dr. Samuel Herschkowitz, for and on behalf of themselves and their respective past, present, future and former directors, officers, shareholders, members, owners, affiliates, assigns, associates, partners, licensees, employees, insurers, attorneys, and all persons or entities claiming or acting by, through, or in concert with them or any of them (the “BioDrain Releasors”), shall, and do, hereby, collectively and individually, release and forever discharge Davidson, and each of Davidson’s past, present, and future partners, associates, spouses, insurers, and attorneys, and all persons or entities claiming or acting by, through, or in concert with them, of and from any and all actions, causes of action, claims for relief, suits, obligations, debts, liens, contracts, promises, liabilities, injuries to person or property, claims, predicate acts, demands, damages, losses, costs, attorneys fees, or expenses, fixed or contingent, direct or indirect, in law or in equity, whether or not they arise out of or are related to the Dispute (“Claims”). The BioDrain Releasors acknowledge and agree that this release is a general and unconditional release and that the BioDrain Releasors do not reserve any rights whatsoever against Davidson or the other released parties enumerated above, except to the extent those rights are created expressly by this Agreement.

4.2.          Subject to Subsection 4.3 of this Section, Davidson, for and on behalf of Davidson and Davidson’s past, present, and future partners, associates, spouses, insurers, or attorneys, and all persons or entities claiming or acting by, through, or in concert with them, shall, and do, hereby, collectively and individually, release and forever discharge BioDrain, Atlantic Partners Alliance LLC, SOK Partners LLC, Joshua Kornberg, and Dr. Samuel Herschkowitz, and each of their respective present, future and former directors, officers, shareholders, affiliates, assigns, associates, partners, licensees, employees, insurers, attorneys, and all persons or entities claiming or acting by, through, or in concert with them or any of them, of and from any and all Claims, whether or not they arise out of or are related to the Dispute. Further, Davidson is releasing all claims related to his employment with BioDrain including: all claims for discrimination and retaliation under any applicable federal, state, or local law, including, for example, rights and claims of discrimination and retaliation under the Minnesota Human Rights Act (“MHRA”), the St. Paul Human Rights Ordinance (“SPHRO”), the Minneapolis Civil Rights Ordinance (“MCRO”), the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefits Protection Act (“OWBPA”); the Americans with Disabilities Act, and Title VII of the Civil Rights Act of 1964 (“Title VII”); any claim for: breach of contract; wrongful termination; illegal termination; constructive discharge; termination in violation of public policy; breach of an implied contract; promissory estoppel; defamation; invasion of privacy; fraud; retaliation; and infliction of emotional distress; .all claims for any other unlawful employment practices arising out of or relating to Davidson’s employment or Davidson’s separation from employment; and all claims for any other form of employment compensation not provided in this Agreement (“Employment Claims”). Davidson acknowledges and agrees that Davidson’s release is a general and unconditional release and that Davidson does not reserve any rights whatsoever against BioDrain or the other released parties enumerated above, except to the extent those rights are created expressly by this Agreement. This Agreement does not prohibit Davidson from filing an administrative complaint, or an administrative charge of discrimination with, or cooperating or participating in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or other federal, local or state regulatory or law enforcement agency. If Davidson has filed or files a charge or complaint, Davidson agrees that the consideration that Davidson is receiving in this Agreement completely satisfies any and all claims in connection with such charge or complaint, and that Davidson is not entitled to any other monetary relief of any kind with respect to the Claims and Employment Claims that Davidson has waived in this Agreement.

4.3.          The foregoing releases in Subsections 4.1 and 4.2 of this Section shall not release or discharge any claims for relief based upon or arising out of a breach by any Settling Party of any of the obligations undertaken in or made under this Agreement. Nothing in this Agreement shall be deemed to release any claims for relief by any Settling Party that arise out of this Agreement, including, but not limited to, any claims for non-performance or breach of any Settling Party of any of the terms and conditions contained in this Agreement.

5.          Rights to Counsel, Consider, Revoke, and Rescind

5.1.          Davidson understands that BioDrain hereby advises Davidson to consult with an attorney prior to signing this Agreement and recommends that Davidson do so.

5.2.          Davidson understands that Davidson has twenty-one (21) days to consider this Agreement, including Davidson’s waiver of rights and claims of age discrimination and retaliation under the ADEA and the OWBPA.

5.3.          Davidson has seven (7) days after Davidson signs the Agreement to revoke the Agreement.

5.4.          Nothing in this Agreement prevents or precludes Davidson from challenging or seeking a decision in good faith about the validity of this waiver under the ADEA, nor does it impose any advance conditions, penalties, costs or attorneys’ fees for doing so, unless specifically authorized by federal law.

5.5.          Davidson also understands that Davidson has the right to rescind Davidson’s release of discrimination and retaliation claims under the MHRA within fifteen (15) calendar days after the date on which Davidson signs this Agreement. The 7-day and 15-day rescission periods will run at the same time. Davidson may revoke this Agreement during the 7-day or 15-day period after Davidson signs it by putting the rescission in writing and delivering it to BioDrain in care of Bob Myers, by hand or by mail. If Davidson mails the rescission, it must be: postmarked within the applicable seven (7) or fifteen (15) calendar day period; addressed to Bob Myers, BioDrain Corporation, 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121; and sent by certified mail, return receipt requested.

This Agreement shall not be effective until the revocation periods have expired. Davidson understands that if Davidson exercises Davidson’s rights to revoke or rescind as provided above, this Agreement will be null and void.

6.          Risk of Discovery of New Facts.

6.1.          Each Settling Party assumes the full risk of discovery of new or more complete understanding of any fact or law pertaining to the Claims or Employment Claims that, if presently known, would have affected this Agreement, the decision of that Settling Party to enter into this Agreement, or that Settling Party’s execution of the Agreement. Each Settling Party understands that there is a risk that after the execution of this Agreement, facts different from, or in addition to, those facts now known, or believed to be true, may be discovered. Notwithstanding this, each Settling Party freely and knowingly enters into this Agreement.

6.2.          It is the intent of each Settling Party to this Agreement to release all Claims and Employment Claims that such Settling Party has against the other Settling Party, whether such Claims and Employment Claims are known or unknown, with the sole exception of claims arising from this Agreement.

6.3.          Each Settling Party hereby acknowledges that there is a risk that, subsequent to the execution of this Agreement, such Settling Party may discover, incur or suffer from Claims or Employment Claims, which were unknown or unanticipated at the time this Agreement was executed. Each Settling Party acknowledges that such Settling Party is assuming the risk of such unanticipated Claims and Employment Claims, and agrees that this Agreement applies thereto.

7.          Costs and Fees. The Settling Parties shall bear their own fees and/or costs in connection with the Dispute and this Agreement.

8.          Agreements of Davidson Relating to Confidentiality, Noncompetition and Nonsolicitation. Davidson also hereby agrees as follows:

8.1.          As used in this Agreement, “Confidential Information” includes, without limitation, all patterns, compilations, programs, and know how; designs, processes or formulae; software; market or sales information or plans, devices, methods, concepts, techniques, processes, source codes, data capture innovations, algorithms, user interface designs and database designs relating to the Company’s products, services, systems or business; information acquired or compiled by the Company concerning actual or potential clients/customers, suppliers and business partners, including their identities, financial information concerning their actual or prospective business operations, identity and quantity of services and/or products provided by the Company, and any unpublished written materials furnished by or about them to the Company; and information concerning the Company’s ownership, management, financial condition, financial operations, business activities or practices, sales activities, marketing activities or plans, research and development, pricing practices, legal matters, and strategic business plans. Notwithstanding the foregoing, Confidential Information does not include information in the public domain or generally known in the industry (unless due to breach of Davidson’s duties under Section 8.2) or readily ascertainable from publicly available sources.

8.2.          Davidson understands and agrees that his prior employment has created a relationship of confidence and trust between him and the Company with respect to all Confidential Information. At all times, Davidson will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be required by law or legal process. Davidson agrees to take reasonable security measures to prevent accidental or unauthorized disclosure of Confidential Information.

8.3.          Except as explicitly provided in this Agreement, Davidson has returned and has not retained any documents, records, data, apparatus, equipment or other physical property, whether or not pertaining to Confidential Information, which were furnished to Davidson by the Company or were produced by Davidson in connection with his employment.

8.4.          Until April 23, 2013, Davidson (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will not directly or indirectly employ, attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Company; and (iii) will not solicit, contact, sell to, provide services to, work with, or attempt to divert, take away or induce clients or prospective clients of the Company with whom Davidson worked, solicited, marketed, or obtained confidential information about during his employment with the Company, regarding services or products that are competitive with any of the Company’s services or products. For purposes of this Agreement, the term “Competing Business” shall mean a business conducted anywhere in the United States which is competitive with the Company in regard to the business of developing, marketing, manufacturing, licensing and selling medical devices dedicated to fluid management in medical environments (including operating rooms, emergency rooms, day surgery centers, patient rooms and ambulances) which devices are similar to, perform the same function(s) as or could be used as a reasonable replacement or substitute for the device(s)/product(s) of the Company (which were in existence or being developed by the Company during Davidson’s employment with the Company). Notwithstanding the foregoing, Davidson may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business, and nothing herein shall preclude Davidson from performing work for or providing services to a person, company or other entity (not primarily engaged in a Competing Business) which among his/her or its businesses includes a division, section, sub-part, subsidiary or affiliated entity engaged in a Competing Business provided that Davidson is not directly or indirectly involved in any of the aspects, businesses, divisions, sections, sub-parts, subsidiaries or affiliated entities of such person, company or entity which is/are engaged in a Competing Business. The Company is providing Davidson with adequate and valuable consideration to compensate Davidson for the reasonable restrictions on his competitive activities contained within this Agreement. Davidson hereby acknowledges the consideration and that the consideration constitutes adequate and sufficient consideration for the restrictive covenants in this Agreement. Davidson agrees that the restrictions set forth in this Agreement are reasonable considering Davidson’s former position. If any of the above restrictions are deemed by a court of competent jurisdiction to be unreasonable in duration or in geographical scope, it will be considered modified and valid for such duration and geographical scope as the court determines to be reasonable under the circumstances. The duration of the above restrictions will be extended beyond April 23, 2013 for a period equal to the duration of any breach or default of such covenant by Davidson. Davidson has an affirmative obligation to inform any prospective employer and/or actual employer of his post-employment obligations contained within this Agreement including his non-competition and non-solicitation obligations. Davidson understands that the restrictions set forth in this Section 8.4 are intended to protect the Company’s interests including, but not limited to, its Confidential Information, established and potential employment relationships, customer and prospective customer relationships, supplier relationships, and goodwill. Davidson agrees that such restrictions are reasonable and appropriate for this purpose.

8.5.          Davidson agrees that it could be difficult to measure any damages caused to the Company which might result from any breach by him of the promises set forth in this Section 8, and that in any event money damages could be an inadequate remedy for any such breach. Accordingly, Davidson agrees that if he breaches, or proposes to breach, any portion of this Section 8, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.

9.          No Reliance on Representations Not Set Forth in this Agreement; Independent Judgment; Representations and Warranties; and Binding Effect of this Agreement.

9.1.          Each Settling Party acknowledges that at no time has any individual or entity made any representations, promises, or statements (whether oral or written) regarding the meaning, scope, benefits or obligations arising from this Agreement, except as set forth in this Agreement. Each Settling Party warrants and represents that it has not been induced to enter into this Agreement on the basis of any other representations, promises, or statements (whether oral or written) made by any Settling Party at any time, except representations set forth in this Agreement.

9.2.          Each Settling Party declares and represents that such Settling Party has made such investigation of the facts relating to the matters addressed in this Agreement, as that Settling Party deems necessary. Each Settling Party further represents and warrants that in executing this Agreement that Settling Party is relying solely on such Settling Party’s own judgment, belief, and knowledge and upon the advice and recommendation of that Settling Party’s counsel concerning the nature, extent, and duration of such Settling Party’s rights and obligations deriving from this Agreement.

9.3.          Settling Party hereby represents and warrants that such Settling Party now holds all right, title to, and interest in any Claim or Employment Claim released by such Settling Party hereunder, and that such Settling Party has not assigned or otherwise transferred any right, title or interest in its Claims or Employment Claims released herein. Each Settling Party hereby covenants that it shall not assign or otherwise transfer any right, title, or interest in any Claims or Employment Claims released herein. Each Settling Party further represents and warrants that, with the exception of claims in the Dispute, such Settling Party is unaware of any other claims or lawsuits arising out of the facts that are the subject of the Dispute or that are described in the Recitals.

9.4.          This Agreement and each provision thereof shall be binding upon, and inure to the benefit of, each Settling Party and such Settling Party’s respective executors, administrators, representatives, successors, agents, and assigns.

10.         Authorization and Cooperation. Each Settling Party hereby represents and warrants that such Settling Party has the requisite power and authority, and each has taken all actions necessary, including obtaining the approval of BioDrain’s board of directors (in the case of BioDrain), to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform each of that Settling Party’s obligations hereunder, and no other proceedings on such Settling Party’s part are necessary to authorize this Agreement. If any additional acts are required to consummate the transactions contemplated hereby and/or to perform any Settling Party’s obligations hereunder, each Settling Party covenants in good faith promptly to perform such additional acts, and to execute and deliver any documents that may be reasonably necessary to give effect to the terms of this Agreement.

11.         Governing Law/Venue. The Agreement shall be construed and governed in accordance with the laws of the State of Minnesota, without regard to its rules regarding conflicts of laws, and of the United States of America. Any action or proceeding brought by any Settling Party to enforce this Agreement must be brought, heard and decided only in the County of Dakota, Minnesota, and the Settling Parties hereby waive any objections they may otherwise have to personal jurisdiction or venue in said courts. In the event of a dispute hereunder, the prevailing party shall be entitled to an award of reasonable attorney’s fees and costs.

12.         Interpretation. The Agreement shall be interpreted simply and fairly and not strictly in favor of or against any Settling Party. To this end, the Settling Parties agree that the terms of the Agreement are deemed to be the product of an arm’s length negotiation and to have been jointly drafted.

13.         Time of the Essence. Time is of the essence for all provisions of this Agreement.

14.         Modification. Any amendment, supplement or modification of any term or condition of the Agreement must be in writing and signed by the Settling Party or Settling Parties to be bound and charged.

15.         Headings. The Agreement uses headings for convenience and ready reference only. Such headings are not part of the terms hereof, and are not to be used or construed to define, limit, extend, modify or otherwise alter the terms and scope of this Agreement.

16.         Execution in Counterparts.   The Agreement may be executed and delivered in counterparts by the Settling Parties which, when taken together, shall constitute one and the same instrument and this Agreement, when executed by all of the Settling Parties, shall be binding on each of the Settling Parties, even though each may have executed separate counterparts of this Agreement. Facsimile signatures shall be deemed as effective as original signatures for all purposes, but originals shall be provided by each Settling Party to the other Settling Parties.

17.         Entire Agreement. This Agreement constitutes the entire agreement between the Settling Parties pertaining to the Dispute, is fully integrated, and supersedes all prior and contemporaneous oral and written agreements, negotiations, representations, understandings, and discussions of the Settling Parties pertaining to the Dispute. In entering the Agreement, no Settling Party is relying upon any promises, warranties, representations, facts, definitions, or inducements not specifically set forth in the Agreement.

PLEASE READ THIS DOCUMENT CAREFULLY. IT CONTAINS A GENERAL RELEASE OF CLAIMS AND EMPLOYMENT CLAIMS KNOWN AND UNKNOWN.

IN WITNESS WHEREOF, the Settling Parties have executed and delivered this Agreement consisting of nine (9) pages, not inlcluding any attachments.

THE UNDERSIGNED HAVE EACH READ THE FOREGOING AGREEMENT AND AGREE TO ITS TERMS AND CONDITIONS.

[SIGNATURES ON FOLLOWING PAGE]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Dated: October 9, 2012	BioDrain Medical, Inc..

	Signed:	/s/ Joshua Kornberg
By: Joshua Kornberg
Its: Chief Executive Officer

Dated: October 9, 2012	Atlantic Partners Alliance LLC

	Signed:	/s/ Samuel Herschkowitz
By: Samuel Herschkowitz
Its: Managing Partner

Dated: October 9, 2012	SOK Partners LLC

	Signed:	/s/ Samuel Herschkowitz
By: Samuel Herschkowitz
Its: Managing Partner

Dated: October 9, 2012	Joshua Kornberg

	Signed:	/s/ Joshua Kornberg

Dated: October 9, 2012	Dr. Samuel Herschkowitz

	Signed:	/s/ Samuel Herschkowitz

Dated: September 14, 2012	Kevin Davidson

	Signed:_	/s/ Kevin Davidson